Exhibit 23.2

                          Independent Auditors' Consent

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Dtomi, Inc. of our report dated April 12, 2003 on the financial statements of Dtomi, Inc. (a development stage company) as of December 31, 2002 and for the years ended December 31, 2002 and 2001 and from September 20, 2000 (inception) to December 31, 2002.

Our report dated April 12, 2003 contains an explanatory paragraph that states that the Company has operating losses, an accumulated deficit during development stage, cash used in operations, has a working capital deficiency, and is a development stage company with no revenues which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ SALBERG & COMPANY, P.A.


SALBERG & COMPANY, P.A.
Boca Raton, Florida
January 13, 2004


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